Exhibit 99.1

KORN/FERRY INTERNATIONAL	NEWS

MEDIA CONTACTS:

Don Spetner

(310) 843-4176

don.spetner@kornferry.com

Stephanie Cohen

(310) 226-2645

stephanie.cohen@kornferry.com

Korn/Ferry Acquires Lominger Limited, Inc.,

A Global Provider of Leadership Development Tools

LOS ANGELES, August 8, 2006 — Korn/Ferry International (NYSE: KFY), the premier global provider of talent management solutions, today announced that it has agreed to acquire Lominger Limited, Inc., one of the largest providers of leadership development tools for individuals, teams and organizations. Under the agreement, Korn/Ferry will pay $24 million in cash to purchase 100 percent of Lominger Limited Inc., Lominger Consulting and Lominger Intellectual Property.

“Lominger’s people, products and services are a perfect fit with Korn/Ferry’s vision of providing clients with a broad array of talent management solutions,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry.

Lominger, based in Minneapolis, will become a wholly-owned subsidiary of Korn/Ferry and part of the company’s Leadership Development Solutions (LDS) business, reporting to Gary Hourihan, president of LDS. The company will be branded as Lominger International, A Korn/Ferry Company. Robert W. Eichinger, Co-Founder and CEO of Lominger, has signed an agreement to join Korn/Ferry as President of Lominger, while Co-Founder Michael M. Lombardo will also stay on in the role of Senior Research Fellow.

“The matching of Korn/Ferry’s brand and global reach with the quality and credibility of Lominger’s research and product offerings will make Korn/Ferry a dominant force in the leadership development arena,” said Gary D. Burnison, Chief Operating Officer of Korn/Ferry.

Korn/Ferry expects the acquisition to add approximately $0.03 to EPS for the remainder of its fiscal year 2007 results.

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“Korn/Ferry offers the global reach, client access and investment capital that will allow us to grow our business exponentially,” said Eichinger. “More importantly, Korn/Ferry has a world-class brand and marketplace reputation that I am proud to market our products and services with.”

Founded in 1991, Lominger has built a global business of competency-based leadership development resources for individuals, teams and organizations. Lominger’s range of products and services, known as the LEADERSHIP ARCHITECT® Suite, are research-based, experience-tested and internationally recognized tools that can be customized to fit any organization’s culture or operating style. The tools in the Suite can be used for a range of applications, including job profiling, selection and training to performance management, individual development, team development and succession planning. The tools are built upon 67 individual competencies that have been identified as critical to success.

“Korn/Ferry has built a significant presence in the leadership development marketplace that will be enhanced by this acquisition. Lominger has a gold-standard reputation among HR and OD professionals,” said Gary Hourihan, President of Korn/Ferry’s Leadership Development Solutions business. “Clients recognize the quality of the research that the Lominger products are built upon, and they respect the methodology and the results.”

About Korn/Ferry International

Korn/Ferry International, with more than 70 offices in 40 countries, is the premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

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